EXHIBIT 15



          May 11, 1994

          To Mirage Resorts, Incorporated:

          We are aware that Mirage Resorts, Incorporated has incorporated by reference in its Registration Statements on Form S-3 (File No. 2-87138), on Form S-3 (File No. 2-92051), on Form S-3 (File No. 2-96534), on Form S-3 (File No. 33-5693), on Form S-8 (File No. 33-16037), on Form S-3 (File No. 33-16572),
          on Form S-8 (File No. 33-48394), on Form S-8 (File No. 33-63804), and on Form S-3 (File No. 33-50559) its Form 10-Q for the quarter ended March 31, 1994, which includes our report dated May 11, 1994 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of these registration statements or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

          Very truly yours,


          ARTHUR ANDERSEN & CO.